                       COLUMBUS CONSOLIDATED GOVERNMENT                 [LOGO]
                    Georgia's First Consolidated Government


FINANCE DEPARTMENT
OFFICE OF THE DIRECTOR                          100 TENTH STREET, P.O. BOX 1340
                                                  COLUMBUS, GEORGIA 31902-1340
                                                706-653-4087, FAX 706-653-4086


                                MARCH 23, 1999





Ms. Marilyn Pittman
Knology, Inc.
1241 O.G. Skinner Drive
West Point, Georgia  31833

Dear Marilyn:

Enclosed please find your copy of the executed Knology Agreement which is incorporated within the Ordinance No. 99 - 16 passed by Council on March 16, 1999.

Sincerely,

/s/Kay G. Love
Kay G. Love
Finance Director

KGL/jr

Encl.:

                                  AN ORDINANCE
                                   No. 99-16

AN ORDINANCE GRANTING TO KNOLOGY OF COLUMBUS, INC. A CORPORATION DULY ORGANIZED AND VALIDLY EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, WHOSE PRINCIPAL PLACE OF BUSINESS IS LOCATED AT POST OFFICE BOX 510, 1241 O.G. SKINNER DRIVE, WEST POINT, GEORGIA 31833 A NONEXCLUSIVE FRANCHISE TO OCCUPY AND USE THE STREETS WITHIN THE FRANCHISE AREA IN ORDER TO CONSTRUCT, OPERATE, MAINTAIN, UPGRADE REPAIR AND REMOVE THE SYSTEM TO PROVIDE CABLE SERVICE THROUGH THE SYSTEM FOR A PERIOD OF TEN YEARS AND FOR OTHER PURPOSES.

THE COUNCIL OF COLUMBUS, GEORGIA HEREBY ORDAINS AS FOLLOWS:

This AGREEMENT, executed as of the 16th of March, 1999 (the "Effective Date"), by and between Columbus Consolidated Government (hereinafter referred to as the "Franchising Authority"), and KNOLOGY of Columbus, Inc. (hereinafter referred to as the "Company"). For purposes of this Agreement, unless otherwise defined in this Agreement the capitalized terms, phrases, words, and their derivations shall have the meanings set forth in Appendix A.

W I T N E S S E T H: In consideration of the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby covenant and agree as follows:


         SECTION 1
         GRANT OF AUTHORITY

1.1 Grant of Franchise. The Franchising Authority hereby grants under the Cable Act a nonexclusive franchise (the "Franchise") to occupy and use the Streets within the Franchise Area in order to construct, operate, maintain, upgrade, repair and remove the System to provide Services through the System, subject to the terms and conditions of this Agreement. The Franchise only authorizes the Company to provide Cable Service and does not authorize any other services The Company shall obtain a separate franchise or other authorization required by the Franchising Authority to provide services other than Cable Services in the Franchise Area, through the Communications System or otherwise, to the extent such franchise or authorization is required pursuant to applicable federal, state or local law, regulation or ordinance. Nor shall such Franchise be construed to authorize the license or lease to any Person or entity of the right to occupy or use the public rights-of-way for the conduct of any private business unless such Person or entity has obtained a franchise or right-of-way agreement from the City for such use.


The Company and Franchising Authority agree that the federal law at the time of the Effective Date of this Agreement was unclear as to whether Internet service is a Cable Service under Title VI of the Cable Act or is otherwise subject to regulation pursuant to Title VI. For purposes of this Agreement, the parties agree that Internet service shall be deemed a Cable Service, provided, however, that if subsequent to the Effective Date of this Agreement, a court or a regulatory authority of competent jurisdiction or a federal law or regulation concludes that Internet service is not a Cable Service and is not otherwise subject to Title VI of the Cable Act, such service shall at such time no longer be considered a Cable Service under this Agreement and shall not be subject to a Franchise fee pursuant to this Agreement. Notwithstanding the foregoing, in the event Internet service is determined after the Effective Date to not be a Cable Service under Title VI of the Cable Act and not otherwise subject to Title VI, nothing herein shall be deemed as a waiver by the Franchising Authority of any right to require the Company to obtain authorization to provide Internet service or otherwise regulate Internet service, or to collect a franchise fee or other fee on such service, to the extent permitted by applicable law or regulation.

         1.1.1 Certain Actions by the Company Before Execution. Prior to the execution of this Agreement, the Company has satisfied certain conditions prior to the Franchising Authority's granting of the renewal of this Agreement by delivering to the Franchising Authority the following: (a) evidence that it has deposited with the Clerk of the City a Performance Bond in the amount of $100,000 which shall serve as security for the faithful performance of all terms, conditions and obligations under this Agreement and for the purposes of recovering any costs, losses, or damages incurred by the City as a result of the Company's failure to perform its obligations pursuant to this Agreement (b) evidence that the Company has remitted to the Franchising Authority the amount of $17,600 to reimburse the Franchising Authority in part for the Franchise Authority's expense incurred in conducting the Franchise renewal process; (C) a certificate of liability insurance pursuant to Section 10 of this Agreement.

         1.2 Term of Franchise. The Franchise shall commence upon the Effective Date and shall expire on the tenth anniversary of that date unless the Franchise is renewed or the Franchise is sooner terminated pursuant to this Agreement by the revocation of the Franchise as provided in Section 9. Upon termination of the Franchise, all rights of the Company in the Franchise shall cease, and the rights of the Franchising Authority and the Company to the System, or any part thereof, shall be determined as provided in Section 9.

         1.3 Renewal. Subject to Section 626 of the Cable Act (47 U.S.C. SS. 546) and such terms and conditions as may be established by the Franchising Authority, the Franchising Authority reserves the right to grant or deny renewal of the Franchise.

         1.4 Reservation of Authority. Nothing in this Agreement shall (I) abrogate the right of the Franchising Authority to perform any public works or public improvements of any description, (ii) be construed as a waiver of any codes or ordinances of the Franchising Authority or of the Franchising Authority's right to require the Company or any Person utilizing the System to secure the appropriate permits or authorizations for such use, or (iii) be construed as a waiver or release of the rights of the Franchising Authority in and to the Streets. In the event that all or part of the Streets within the Franchise Area are eliminated, discontinued and closed, the Franchise shall cease with respect to such Streets upon the effective date of the final action of the Franchising Authority with respect thereto.

         SECTION 2
         THE SYSTEM

2.1      The System and Its Operations

         2.1.1 General Obligation. The Company shall construct, operate, maintain, and upgrade the System as provided in this Agreement. Without limiting the foregoing, the System shall have, throughout the term of this Agreement, at least 68 activated downstream video Channels on the Subscriber Network and the other characteristics set forth in Appendix B.

         2.1.2 Testing Procedures; Technical Performance. Throughout the term of this Agreement, the Company shall operate and maintain the System in accordance with the testing procedures and the technical performance standards of the FCC in effect from time to time.

         2.1.3 Emergency Override. Throughout the term of the Franchise, the System shall be installed and operated with an emergency alert system in compliance with the rules of the Federal Communications Commission, provided, however, that, notwithstanding any such FCC regulations, the System shall be configured such that, in the event of a local emergency, as reasonably determined by the Franchising Authority, the Franchising Authority shall be able to interrupt, to the extent not prohibited by FCC regulations, audio and video Signals distributed over the System for the delivery of appropriate Signals necessitated by such emergency. Interruption for the purpose of local emergency override of the cable signal shall constitute an emergency notification tone and a character generated "crawl" across the screen detailing the emergency. The emergency override system will be operated in accordance with rules and regulations issued by the Franchising Authority as permitted by applicable law.

2.2      Requirements With Respect to Work on the System

         2.2.1 General Requirements. The Company shall comply with the terms set forth in Appendix C in connection with all work involved in the construction, operation, maintenance, repair, upgrade, and removal of the System, in addition to any other requirements or procedures reasonably specified by the Franchising Authority. All work involved in the construction, operation, maintenance, repair, upgrade, and removal of the System shall be performed in a safe, thorough and reliable manner using materials of good and durable quality. If, at any time, it is determined by the Franchising Authority or any other agency or authority of competent jurisdiction that any part of the System, including, without limitation, any means used to distribute Signals over or within the System, is harmful to the health or safety of any Person, then the Company shall, at its own cost and expense, promptly correct all such conditions.

         2.2.2 No Liability to Company or Affiliated Persons. Neither the Franchising Authority nor its officers, employees, agents, attorneys, consultants or independent contractors shall have any liability to the Company or any Affiliated Person for any liability as a result of or in connection with the protection, breaking through, movement, removal, alteration, or relocation of any part of the System by or on behalf of the Company or the Franchising Authority in connection with any emergency, public work, public improvement, alteration of any municipal structure, any change in the grade or line of any Street, or the elimination, discontinuation, and closing of any Street, as provided in this Agreement. The foregoing provision freeing the Franchising Authority from liability pursuant to this section shall not apply to damages caused by violation of Chapter 25-9 of the Official Code of Georgia Annotated, relating to notification prior to excavation near underground utilities, as now or hereafter amended.

         2.2.3 Interconnection. Throughout the term of this Agreement, the Company shall construct, operate, maintain and upgrade the System such that it transmits and receives any PEG access Channel signals and Emergency Alert Signals to and from any other Communications System in the Franchise Area. The interconnect shall be designed and built such that the transmission of signals between the Company's System and another Communications System does not result in any significant deterioration in the signal quality. The Company shall initiate negotiations with another System or Systems in order that technical details can be resolved and that any joint and common costs of interconnection may be shared on an equitable basis. Nothing herein shall be interpreted to require the Company to share an operator's cost of extending its Communications System to the interconnection point, or to require an operator to share the Company's cost of extending its System to such point.


         SECTION 3
         SERVICE OBLIGATIONS

3.1 Service to All Persons. The parties acknowledge that the Company is currently providing Cable Service in the Franchise Area. With respect to areas within the Franchise Area which are not being served by any Communications System on the date hereof, the Company shall make all Services distributed over the System available to every dwelling unit within the Franchise area reaching the minimum density of at least twenty-five (25) dwelling units per mile. Service shall be offered to all new homes or previously unserved single dwellings located within 150 feet of Company's feeder cable. Service to new subdivisions shall be offered when residences meet the above criteria or are thirty (30) percent inhabited. The Company may elect to offer Services to areas not meeting the above standards.

3.2 Programming Services. The Company shall offer to all Subscribers a diversity of video programming Services.

3.3 No Discrimination. Neither the Company nor any Affiliated Person shall discriminate or permit discrimination between or among any Persons in the availability of Services. It shall be the right of all Persons to receive continuously all available Services insofar as their financial and other obligations to the Company are satisfied.

3.4 Service to Governmental and Institutional Facilities. The Company shall provide free connection and monthly Basic Service Tier and Cable Programming Service Tiers, as that term is defined in the Cable Act, but not pay-per-view, pay-per-Channel programming or the digital tier offered as of the Effective Date, to all occupied government buildings (one outlet) and any additional facilities opened during the Franchise term, including the central office of the Muscogee County School District, provided said buildings are in an area served by the Company's distribution system.

3.5      PEG Access.

         3.5.1 PEG Access. In accordance with Section 611 of the Cable Act (47 U.S.C. SS. 531), the Company agrees to provide Channel capacity to be designated for public, educational or governmental ("PEG") use and related equipment and facilities, services and/or financial support for the development and use of PEG access. The capacity and related equipment and facilities, services and financial support to be provided shall be determined in light of community needs and interests. The terms and conditions of such PEG access Channels and related support as agreed upon between the Franchising Authority and the Company shall be attached to this Agreement in Appendix G. In accordance with Section 611 of the Cable Act (47 U.S.C. SS. 531), the Franchising Authority may require rules and procedures for the use of PEG capacity and shall prescribe rules and procedures to govern the Company's use of the PEG Channel capacity when it is not in use for PEG access purposes.


         SECTION 4
         FEES AND CHARGES

4.1 Rates, Fees and Charges To Be Set Forth in Appendix D. All rates, fees, charges, deposits and associated terms and conditions to be imposed by the Company or any Affiliated Person for any Service as of the Effective Date are set forth in Appendix D. Before any new or modified rate, fee, charge, deposit or associated term or condition may be imposed, the Company must submit to the Franchising Authority a revised Appendix D reflecting the modification, and notify affected Subscribers (which may be by any means permitted under applicable law). Submission of a Company rate card which reflects all current rates, fees, charges, deposits and associated terms and conditions will satisfy the requirements of this section.

4.2 Prohibition Against Discrimination in Fees and Charges. Except to the extent otherwise expressly permitted by applicable law (and after receiving the Franchising Authority's approval, to the extent such approval may be permitted under applicable law), neither the Company nor any Affiliated Person shall discriminate or permit discrimination between or among any Persons in the rates, terms and conditions for any Service.

4.3 Parental Control Devices. Upon the request of a Subscriber, and in accordance with applicable law, the Company shall, provide (by sale or lease) to each Subscriber, a parental control device by which the Subscriber can block completely the video and audio Signals of a particular Cable Service during periods selected by that Subscriber. The choice of such device shall be at the Subscriber's election, to the extent permissible under applicable law, and shall be delivered in the shortest period permissible under applicable law after the Subscriber's request.

4.4 Franchising Authority's Regulation of Fees and Charges. The Franchising Authority reserves the right to regulate the rates, fees, charges, deposits and associated terms and conditions for any Service provided pursuant to this Agreement to the fullest extent permitted by applicable law, including but not limited to FCC rules regarding effective competition of cable systems within the same Franchise area, and the Franchising Authority may establish rules and regulations in connection therewith from time to time. In connection with such regulation, the Franchising Authority shall comply with FCC rules and provide the public with an opportunity to comment if such opportunity is consistent with FCC rules.


         SECTION 5
         CONSUMER PROTECTION AND CUSTOMER SERVICE; SUBSCRIBER BILLS; AND PRIVACY PROTECTION

5.1      Customer Service and Consumer Protection Standards

         5.1.1 Company To Comply With Standards provided Under FCC Rules. The Company shall comply in all respects with the requirements set forth in Appendix E and the customer service requirements established by the FCC pursuant to Section 632(b) of the Cable Act (47 U.S.C. ss. 552(b)).

5.2      Subscriber Bills

         5.2.1 Bill Format Generally. Subscriber bills shall be designed in such a way as to present the information contained therein clearly and comprehensibly to Subscribers, and in a way that (I) is not misleading, (ii) does not omit material information, and (iii) does not mischaracterize any information. The Company may itemize costs on Subscriber bills, to the extent permitted by Section 622C of the Cable Act (47 U.S.C. ss. 542(c)) and the FCC's rules thereunder.

5.3      Privacy Protection

         5.3.1 Company To Protect Privacy. The Company shall comply with applicable law regarding the protection of privacy, including, without limitation, Section 631 of the Cable Act (47 U.S.C. ss. 551) and regulations adopted pursuant thereto.

         5.3.2 Company To Provide Certain Information To Franchising Authority. The Company shall cooperate with the Franchising Authority so as to ensure the Franchising Authority's ability to enforce the terms and conditions of this Agreement to the maximum extent permitted by applicable law.


         SECTION 6
         COMPENSATION AND OTHER PAYMENTS

6.1 Compensation to the Franchising Authority. As compensation for the Franchise, the Company shall pay, or cause to be paid, to the Franchising Authority the amounts set forth in this Section 6.1.

         6.1.1 Franchise Fees -- Amount. The Company shall pay to the Franchising Authority

Franchise fees in the maximum amount permitted by applicable law, but in no event for any twelve (12) month period shall the Franchise fee be less than an amount equal to five percent (5%) of Gross Revenue derived during such period from the operation of the System to provide Cable Services.

         6.1.2 Franchise Fees -- Payment. All such payments of Franchise fees shall be made on a quarterly basis and shall be remitted simultaneously with the submission of the Company's quarterly report required pursuant to
Section 6.1.3.

         6.1.3 Company To Submit Franchise Fee Report. The Company shall submit to the Franchising Authority a report, in the form provided in Appendix F, not later than thirty (30) days after the last day of each March, June, September, and December throughout the term of this Agreement setting forth the Gross Revenue for the quarter ending on said last day.

         6.1.4 Franchise Fee Payments Subject to Audit; Remedy for Underpayment. No acceptance of any Franchise fee payment by the Franchising Authority shall be construed as an accord and satisfaction that the amount paid is in fact the correct amount or a release of any claim that the Franchising Authority may have for further or additional sums payable under this Agreement, and all amounts paid shall be subject to audit and recomputation by the Franchising Authority.

If, as a result of such audit or any other review, the Franchising Authority determines that the Company has underpaid its fees in any twelve (12) month period by ten percent (10%) or more, then, in addition to making full payment of the relevant obligation, the Company shall reimburse the Franchising Authority for all of the reasonable costs associated with the audit or review, including all reasonable out-of-pocket costs for attorneys, accountants, and other consultants.

         6.1.5    Franchise Fee Modification. Notwithstanding the foregoing
Section 6.1.1, in the event that the City, after the Effective Date, amends or renews any franchise fee provision in any franchise agreement or ordinance applicable to a Person operating a Cable System in the Franchise Area on the Effective Date such that (a) such Person pays more or less than five percent of its gross revenues as franchise fees or (b) such Person pays franchise fees based on a definition of gross revenue which is more or less favorable than the Gross Revenue definition under this Agreement (collectively, "Franchise Fee Formula"), and the City has not granted such Person a more favorable Franchise Fee Formula than the formula under this Agreement in return for other compensation or in-kind benefits such that the Franchise Fee Formula and such compensation or in-kind benefits collectively are, on balance, equivalent to the payments by the Company under Section 6.1.1, then, upon the request of either the Franchising Authority or the Company, the Franchising Authority and the Company shall enter into good faith negotiations to, and shall modify, Section
6.1.1 of this Agreement to impose a franchise fee on the Company which is no more or less favorable than the Franchise Fee Formula.

6.2 Payments Not To Be Set Off Against Taxes or Vice Versa. The parties agree that the compensation and other payments to be made pursuant to this
Section 6 and any other provision of this Agreement are not a tax and are not in the nature of a tax and are in addition to any and all taxes of general applicability or other fees or charges (including any fees or charges which may be imposed on the Company for the use of poles, conduits or similar facilities that may be owned or controlled by the Franchising Authority) which the Company or any Affiliated Person shall be required to pay to the Franchising Authority.

6.3 Interest on Late Payments. If any payment required by this Agreement is not actually received by the Franchising Authority on or before the applicable date fixed in this Agreement or by the Franchising Authority, the Company shall pay interest thereon, from the due date to the date paid at a rate of one percent (1%) per month, compounded daily, for the period of delinquency.

6.4 Continuing Obligation. In the event the Company continues to operate all or any part of the System after the term of this Agreement, then the Company shall continue to comply with all applicable provisions of this Agreement, including, without limitation, all compensation and other payment provisions of this Agreement, throughout the period of such continued operation, provided that any such continued operation shall in no way be construed as a renewal or other extension of this Agreement or the Franchise.


         SECTION 7
         OVERSIGHT AND REGULATION

7.1 Franchising Authority's Right of Oversight. The Franchising Authority shall have the right to oversee, regulate, and periodically inspect the construction, operation, maintenance and upgrade of the System, and all parts thereof, in accordance with the provisions of this Agreement and applicable law, including the Franchising Authority's police power.

7.2 Reports. At the request of the Franchising Authority, the Company shall promptly submit to the Franchising Authority such information as the Franchising Authority may request regarding the Company, its compliance with any term or condition of this Agreement, with respect to the System or its operation, any Service distributed over the System, or any activity or function associated with the production or distribution of any Service over the System.

7.3      Company To Maintain Books, Records and Files

         7.3.1 Books and Records. Throughout the term of the Agreement, the Company shall maintain in the Franchise Area, or make available in the Franchise Area within thirty (30) business days, complete and accurate books of account and records regarding the Company's ownership and operation of the System and the provision of Services over the System, in a manner reasonably acceptable to the Franchising Authority, including without limitation, books of account and records adequate to enable the Company to demonstrate that it is, and throughout the term of this Agreement has been, in compliance with this Agreement. All such documents pertaining to financial matters which may be the subject of an audit by the Franchising Authority shall be retained by the Company for a minimum of two (2) years following termination of this Agreement.

         7.3.2 File for Public Inspection. Throughout the term of this Agreement, the Company shall maintain, in a file available for public inspection during normal business hours, in the Franchise Area, those documents required pursuant to the FCC's rules and regulations.

         7.3.3 Performance Evaluation. Upon the Franchising Authority's request, but not prior to two years after the Effective Date and not more frequently than every two years, the Company shall prepare a status presentation, to provide information to the Franchising Authority regarding System performance, customer service satisfaction, and future System and programming planning. If on evaluating the status presentation contents, the Franchising Authority determines that additional information is needed to complete the evaluation, the Company shall provide additional relevant data.

Should the Franchise Authority determine that, based on the presentation and additional information presented, if any, and expressed community concerns, that Cable Service or customer service do not meet the standards set forth in this Agreement, then the Franchising Authority may administer the remedies as provided for in Section 9 of this Agreement.

7.4      Franchising Authority's Rights of Inspection and Audit

         7.4.1 Right of Inspection -- General. Upon notice to the Company, the Franchising Authority or its designated representatives, shall have the right to examine, in the Franchise Area, all books and records pertaining to the Company's or any Affiliated Person's ownership or operation of the System or to the Company's or Affiliated Person's provision of Services over the System. Further, during normal business hours and upon notice to the Company, the Franchising Authority or its designated representatives may inspect and examine any other aspect of the System, including facilities and equipment thereof.

         7.4.2 Treatment of Proprietary Information. Access by the Franchising Authority to any of the documents, records or other information covered by this section shall not be denied by the Company on grounds that such documents, records or information are alleged by the Company to contain proprietary information, provided that this requirement shall not be deemed to constitute a waiver of the Company's right to assert that the proprietary information contained in such documents, records or other information, should not be disclosed and to withhold such information upon the agreement of the Franchising Authority. If the Responsible Franchising Official concurs with the Company's assertion regarding the proprietary nature of such information, the Franchising Authority will not disclose such information to any Person, unless required by applicable law or order of governmental authority. If the Responsible Franchising Official does not concur with such assertion, then the Company may appeal such decision to the appropriate individuals or bodies within the Franchising Authority in accordance with applicable laws and procedures. If the Franchising Authority does not concur with the Company's assertion, or if the Company does not appeal, then the Company shall promptly provide such documents, including the alleged proprietary portion thereof, to the Franchising Authority, provided that the Company shall not be required to provide the proprietary portion thereof during the pendency of any court challenge to such provision.

         7.4.3 Franchising Authority May Conduct Compliance Audit and Hearings. The Franchising Authority may conduct a full compliance audit and hold public hearings at any time during the term of the Franchise, provided it gives the Company written notice ten (10) days in advance of the commencement of such audits and associated hearings.

         SECTION 8
         RESTRICTIONS AGAINST ASSIGNMENTS AND OTHER TRANSFERS

8.1 Transfer of Franchise or Interest Therein. Neither the Company nor any other Person may transfer the Franchise or any of the Company's rights or obligations in or regarding the System or the Franchise without the prior written consent of the Franchising Authority which consent shall not be unreasonably withheld nor unreasonably delayed. Notwithstanding the foregoing, the prior consent of the Franchising Authority shall not be required with respect to solely intra corporate reorganizations between or among entities wholly owned or wholly Controlled by KNOLOGY Holdings, Inc., provided that KNOLOGY Holdings Inc., or such entity that acquires Control agrees to be fully bound by the terms and conditions of this Franchise Agreement and that the change does not materially affect the management, day to day operations or financial condition of the Company. The Company shall notify the Franchising Authority in writing of any such transfer not requiring consent and provide justification as to why consent is not required at least 30 days prior to such transfer.

8.2 Transfer of Control. No change in Control of the Company, the System or the Franchise shall occur after the Effective Date, by act of the Company or any Affiliated Person, by act of any Person holding Control of the Company, the System or the Franchise, by operation of law, or otherwise, without the prior written consent of the Franchising Authority The Franchising Authority's consent shall not be unreasonably withheld nor unreasonably delayed. Notwithstanding the foregoing, the prior consent of the Franchising Authority shall not be required with respect to solely intra corporate reorganizations between or among entities wholly owned or wholly Controlled by KNOLOGY Holdings, Inc., provided that KNOLOGY Holdings Inc., or such entity that acquires Control agrees to be fully bound by the terms and conditions of this Franchise Agreement and that the change does not materially affect the management, day to day operations or financial condition of the Company. The Company shall notify the Franchising Authority in writing of any such transfer not requiring consent and provide justification as to why consent is not required at least 30 days prior to such transfer.

8.3 Procedures. Any request for approval shall be handled by the Franchising Authority in accordance with its customary rules and procedures. Consistent with Section 617 of the Cable Act and with regulations of the FCC, in connection with any request for approval, the Franchisee shall submit to the Franchising Authority a completed FCC Form 394, Application For Franchising Authority Consent to Assignment or Transfer of Control of Cable Television Franchise and such other evidence of the proposed transferee's legal, technical and financial qualifications as may be in accordance with the regulations of the FCC and such other information as the Franchising Authority may reasonably request. A Franchising Authority shall have 120 days to act upon any request for approval of such sale or transfer that contains or is accompanied by such information as is required in accordance with FCC regulations and any other information as the Franchising Authority may reasonably request.

8.4 Financing. Notwithstanding the foregoing, the Company may make, execute or enter into any collateral assignment with a financial institution for the purpose of creating and perfecting a security interest in its right, title and interest in and to the System for financing purposes without prior approval of the Franchising Authority; provided however, that the secured party under any collateral assignment may not exercise any right or remedy thereunder (including, without limitation, the remedy of foreclosure) that would have the effect of selling, transferring, leasing, assigning or disposing of the System without the prior written consent of the Franchising Authority obtained pursuant to the foregoing provisions of this
Section 8.


         SECTION 9
         SPECIFIC RIGHTS AND REMEDIES

9.1 Not Exclusive. The Company agrees that the Franchising Authority shall have the specific rights and remedies set forth in this Section 9. These rights and remedies are in addition to any and all other rights or remedies, now or hereafter available to the Franchising Authority to enforce the provisions of this Agreement, and will not be deemed waived by the exercise of any other right or remedy. The exercise of any such right or remedy by the Franchising Authority shall not release the Company from its obligations or any liability under this Agreement, except as expressly provided for in this Agreement or as necessary to avoid duplicative recovery from or payments by the Company.

9.2 Liquidated Damages. Should the Franchising Authority suffer damage from any substantial or persistent breach by the Company of this Agreement, which damage may be difficult to quantify, the Franchising Authority and the Company agree to the following schedule of liquidated damages:

                  (I) For material failure to provide data, documents, reports or information in a timely manner as provided by this Agreement, Company shall pay $200 a day, or part thereof, that each violation occurs or continues.

                  (ii) For failure to comply with any other provision of this Agreement, Company shall pay $200 per day for each day, or part thereof, that such noncompliance occurs or continues.


9.3      Events of Default

         9.3.1 Grounds. The Company agrees that an Event of Default shall include, but shall not be limited to, any of the following acts or failures to act by the Company or any Affiliated Person:

(I) Any substantial failure to comply with any material provision of this Agreement that is not cured within the time period provided for in Section 9.2.2;

(ii) The imminent foreclosure or other similar judicial or nonjudicial sale of all or any material part of the System;

(iii) The condemnation by a public authority other than the Franchising Authority, or sale or dedication under threat or in lieu of condemnation, of all or any part of the System, the effect of which would materially frustrate or impede the ability of the Company to carry out its obligations, and the purposes of this Agreement;

(iv)     In the event that an Abandonment has occurred;

(v) If there shall occur any denial, forfeiture or revocation by any federal, state or local governmental authority of any authorization required by law or the expiration without renewal of any such authorization, and such events either individually or in the aggregate, materially jeopardize the System or its operation;

(vi) A persistent failure by the Company, its Affiliated Persons or its Guarantor(s), as applicable, to comply with any of the provisions, terms or conditions of this Agreement or with any rules, regulations, orders or other directives of the Franchising Authority after having received repeated notice of a failure to comply and an opportunity to cure such noncompliance in accordance with subsection 9.2.2; or;

(vii) The Company fails to comply with any of the actions described in Sections 8.1 and 8.2, which require prior express written consent of the Franchising Authority.

         9.3.2 Breach Procedures. The Franchising Authority shall exercise the rights provided in Section 9.3.3 in accordance with the procedures set forth below:

(I) The Responsible Franchising Official shall notify the Company, in writing, of an alleged Event of Default, which notice shall specify the alleged Event of Default with reasonable particularity. The Company shall, within thirty (30) days after receipt of such notice or such longer period of time as the Responsible Franchising Official may specify in such notice, either cure such alleged Event of Default or, in a written response to the Responsible Franchising Official, either present facts and arguments in refutation or excuse of such alleged Event of Default or state that such alleged Event of Default will be cured and set forth the method and time schedule for accomplishing such cure.

(ii) The Responsible Franchising Official shall determine (A) whether an Event of Default has occurred; (B) whether such Event of Default is excusable; and 8 whether such Event of Default has been cured or will be cured by the Company. Such determination by the responsible Franchising Official shall be conveyed to the Company in writing.

(iii) If the Responsible Franchising Official determines that an Event of Default has occurred and that such Event of Default is not excusable and has not been or will not be cured by the Company in a manner and in accordance with a schedule reasonably satisfactory to the Responsible Franchising Official, which schedule shall be at least 30 days, then the Responsible Franchising Official shall prepare a written report which may recommend the action to be taken by the Franchising Authority's governing body. The Franchising Authority shall provide notice and a copy of such report to the Company. Within fifteen
(15) days after receipt of such report from the Franchising Authority, the Company may request, in writing, an opportunity to respond to such report before the Franchising Authority or its agent. Any hearings process associated therewith that the Franchising Authority may choose to hold shall be commenced within sixty (60) days of the receipt of the request therefore and the Franchising Authority shall render a decision within a reasonable time after the conclusion of any such hearing.

(iv) In the event that the Franchising Authority's governing body determines that such Event of Default has not occurred, or that such Event of Default either has been or will be cured in a manner and in accordance with a schedule reasonably satisfactory to the Franchising Authority's governing body, or that such Event of Default is excusable, such determination shall conclude the investigation.

(v) If the Franchising Authority's governing body determines that such Event of Default has occurred, and that such Event of Default has not been and will not be cured in a manner and in accordance with a schedule reasonably satisfactory to the Franchising Authority's governing body, and that such Event of Default is not excusable, then the Franchising Authority may take any of the actions provided in Section 9.3.3. Nothing in this Section 9.3.2, shall be interpreted to restrict any rights the Company may have to appeal such determination under applicable law.

         9.3.3 Franchising Authority Action Upon Occurrence of Event of Default. Upon the occurrence of an Event of Default, which has not been cured pursuant to Section 9.3.2, then, in accordance with the procedures provided in
Section 9.3.3, the Franchising Authority may, at any time during the term of this Agreement:

(I) Require the Company to take such actions as the Franchising Authority deems reasonably appropriate in the circumstances; and/or

(ii) Seek money damages from the Company as compensation for such Event of Default; except that the Company shall not be subject to money damages for an Event of Default under Section 9.3.1 (iii) or (v) if such Event of Default was not the result of any act or failure to act by the Company or any Affiliated Person; and/or

(iii)    Revoke the Franchise by termination of this Agreement pursuant to this
Section 9 in a manner affording due process except that such revocation shall not be a remedy for an Event of Default under Section 9.3.1(vi), if such Event of Default involves a persistent failure to comply with any of the nonmaterial provisions, terms or conditions of this Agreement, or with any nonmaterial rules, regulations, orders or other directives of the Franchising Authority, provided that nothing herein shall be deemed to prohibit the Franchising Authority from pursuing any other remedies for such an Event of Default..

(iv) Nothing in this subsection 9.3.3 shall be interpreted to restrict any rights the Company may have to appeal the Franchising Authority's actions under applicable law.

9.4 Termination. In the event of any termination of this Agreement, whether by expiration, revocation or otherwise, the Franchising Authority may:
(I) direct the Company to cooperate with the Franchising Authority or third party in maintaining continuity in the distribution of Services to Subscribers over the System for a period of up to three (3) months or (ii) order the Company to cease all construction and operational activities in a prompt and workmanlike manner.

9.5 Franchising Authority's Right To Order Removal or To Acquire or Effect a Transfer of the

System

         9.5.1 Removal. In addition to its rights under Section 9.3, upon any termination, the Franchising Authority may issue a removal order directing the Company to remove, at the Company's sole cost and expense, all or any portion of the System from all Streets and other public or nonpublic property within the Franchise Area, subject to the following:

(I) in removing the System, or any part thereof, the Company shall, at its own expense, refill and compact any excavation it makes, and shall leave the Streets and other property, including utility cables, wires and attachments, in as good condition as that prevailing prior to the Company's removal of the System;

(ii) the liability insurance and indemnity provisions of this Agreement shall remain in full force and effect during the period in which the System is being removed and the associated repairs to the Streets and other property are being made; and

(iii) if in the reasonable judgment of the Franchising Authority, the Company fails to substantially complete removal, including repair of the Streets and other property within twelve (12) months of the Franchising Authority's issuance of a removal order, the Franchising Authority shall have the right to: (A) authorize removal of the System, at the Company's cost, by another Person; and (B) declare that all rights, title and interest to the System belong to the Franchising Authority, including any portion of the System not designated for removal, without compensation to the Company. The Company shall execute and deliver such documents as the Franchising Authority may request, to evidence such ownership by the Franchising Authority.

Notwithstanding the foregoing, the Company may dispose of any portion of the System not designated by the Franchising Authority for removal during such twelve (12) month period, provided, however, that if the Company fails to complete the removal of the portion(s) of the System designated for removal by the Franchising Authority within such period, then all such portion(s) of the System not disposed of and all amounts collected for any portion(s) of the System disposed of by the Company during such period shall belong to the Franchising Authority, with no price due to the Company.

         9.5.2 Acquisition or Transfer. Upon any termination and as an alternative to ordering removal of the System, the Franchising Authority may permit the Company to operate the System on terms and conditions equitable to the Company and Franchising Authority for a period of nine months in order to assure the continuation of Cable Services to Subscribers. During the first three months of such nine month period, the Company agrees that it will pursue, in good faith, the sale of the System to another cable operator reasonably acceptable to the Franchising Authority. The Franchising Authority agrees that, in good faith, it will negotiate a franchise agreement with an operator reasonably acceptable to it, or consider a request to assign this Agreement to such operator; provided, however, nothing herein shall be interpreted to require the Franchising Authority to enter into a franchise agreement with such operator or to consent to an assignment of this Agreement to the operator. If at the end of the three month period the Company has not sold the System in accordance with this Section 9.6.2, the Company shall continue to operate the System for the remaining six months of the nine month period, and the Franchising Authority may acquire ownership of the System or effect a transfer of ownership to a third party in accordance with Section 627 of the Cable Act (47 U.S.C. Sec.
547), or order removal of the System at the end of the nine month period in accordance with Section 9.6.1.

         9.5.3 Price. The price to be paid to the Company upon an acquisition or transfer by the Franchising Authority pursuant to Section 9.4.2 shall be pursuant to Section 627 of the Cable Act.

9.6 Company's Obligations. In the event of any acquisition, transfer or Abandonment pursuant to Section 9.4, the Company shall promptly supply the Franchising Authority or third Person with all records necessary to reflect the change in ownership and to operate and maintain the System.

9.7      Performance Bond.

         9.7.1 Establishment. To ensure the performance of the Company under this Agreement, the Company shall arrange for a Performance Bond solely for the protection of the Franchising Authority, with a corporate surety or trust company reasonably acceptable to the Franchising Authority. A copy of the executed Performance Bond shall be delivered to the Franchising Authority prior to the execution of this Agreement.

         9.7.2 Amount. The Performance Bond shall be in the face amount of not less than One Hundred Thousand Dollars ($100,000). Such bond shall remain in effect throughout the Term of this Agreement or such later date as provided in this Agreement.

         9.7.3 Withdrawals from the Performance Bond. The Franchising Authority may make withdrawals from the Performance Bond, in accordance with the terms and conditions of the Performance Bond: (I) upon the occurrence of an act of default by Company, as defined in Section 9.3.1 of this Agreement; (ii) to indemnify the Franchising Authority and serve as security for any expenditure, damage, loss, or costs incurred by the Franchising Authority as a result of an act of default by the Company, as defined in Section 9.3.1 of this Agreement; or (iii) upon the occurrence of an event listed in Section 9.2 of this Agreement which leads to the imposition of non-performance penalties upon the Company. Prior to making any withdrawals from the Performance Bond, the Franchising Authority shall give the Company at least seven (7) days advance written notice of its intent to make a withdrawal from the Performance Bond. Withdrawals from the Performance Bond shall not be deemed a cure of any default(s) that led to the withdrawal. The Franchising Authority may not seek recourse against the Performance Bond for any costs or damages for which the Franchising Authority has previously been compensated through a withdrawal from the Performance Bond or otherwise by the Company.

         9.7.4 Notice of Withdrawals. Within one (1) week after a withdrawal from the Performance Bond, the Franchising Authority shall notify the Company in writing of the date and amount of the withdrawal. The withdrawal of amounts from the Performance Bond shall constitute a credit against the amount of the applicable liability of the Company to the Franchising Authority, but only to the extent of said withdrawal.

         9.7.5 Replenishment. Within thirty (30) days after receipt of notice from the Franchising Authority that an amount has been withdrawn from the Performance Bond, the Company shall restore the Performance Bond to the amount specified in Section 1.1.1 of this Agreement. If the Company fails to restore the Performance Bond within such thirty (30) day period, interest on the unrestored amount shall accrue at the rate specified in Section 6.3 of this Agreement, from the first day after the end of the aforesaid thirty (30) day period until the Performance Bond is restored. The Franchising Authority may periodically withdraw such interest from the Performance Bond up to the date on which the Company makes the required restoration, unless Company has paid such interest to the Franchising Authority.

         9.7.6 Form. The Performance Bond shall be in a form and content reasonably approved by the Franchising Authority and shall be furnished to the Franchising Authority on or before the date set forth in Section 1.1.1. The Performance Bond shall contain the following endorsement: "It is hereby understood and agreed that this bond may not be canceled or not renewed by the surety until at least ninety (90) days prior written notice to the Franchising Authority of surety's intention to cancel or not renew this bond."

         9.7.7 Not a Limit on Liability. The obligation to perform and the liability of the Company pursuant to this Agreement shall not be limited by the Franchising Authority's acceptance of the Performance Bond required by this
Section 9.



         SECTION 10
         INSURANCE AND INDEMNITY

10.1     Insurance

         10.1.1 Specifications. (a) Liability Insurance. Throughout the term of this Agreement, the Company shall, at its own cost and expense, maintain a liability insurance policy or policies that are in an acceptable form to the Franchising Authority, together with evidence acceptable to the Franchising Authority demonstrating that the premiums for said policy or policies have been paid. Such policy or policies shall be issued by companies duly licensed to do business in the State of Georgia and acceptable to the Franchising Authority. Such companies must carry a rating by Best of not less than "A". Such policy or policies shall insure (I) the Company and (ii) the Franchising Authority and its officers, boards, commissions, councils, elected officials, agents and employees (through appropriate endorsements if necessary) against each and every form of liability of the Company referred to in this Agreement in the minimum combined amount of One Million Dollars ($1,000,000) for bodily injury and property damage. The foregoing minimum limitation shall not prohibit the Company from obtaining a liability insurance policy or policies in excess of such limitations, provided that the Franchising Authority, its officers, boards, commissions, councils, elected officials, agents and employees shall be named as additional insureds to the full extent of any limitation contained in any such policy or policies obtained by the Company.

(b) Workers' Compensation. The Company shall ensure its compliance with the Georgia Workers'

Compensation Act and in that regard shall secure insurance to cover its obligations with respect to workers' compensation claims, or take other appropriate steps, which insurance and steps shall be in form and substance reasonably satisfactory to the Franchising Authority. The Company shall indemnify and hold harmless the Franchising Authority from any workers' compensation claims to which the Company may become subject during the term of this Agreement.

         10.1.2 Maintenance. The liability insurance policies required by this Section 10.1.1 shall be maintained by the Company throughout the term of this Agreement and such other period of time during which the Company operates or is engaged in the removal of the System. Each such liability insurance policy shall contain the following endorsement: "It is hereby understood and agreed that this policy may not be canceled nor the intention not to renew be stated until ninety (90) days after receipt by the Franchising Authority, by registered mail, of a written notice of such intent to cancel or not to renew." Within sixty (60) days after receipt by the Franchising Authority of said notice, and in no event later than thirty (30) days prior to said cancellation, the Company shall obtain and furnish to the Franchising Authority replacement insurance policies in a form reasonably acceptable to the Franchising Authority.

         10.1.3 Increased Insurance Coverage. In the event of any changed circumstances following the Effective Date, if the Franchising Authority wishes to alter the minimum limitation of the liability insurance policy or policies required in this Section 10.1, then the Franchising Authority and the Company shall negotiate such alteration in good faith.

         10.1.4 Liability Not Limited. The legal liability of the Company and any Affiliated Person to the Franchising Authority and any Person for any of the matters which are the subject of the liability insurance policies required by this Section 10.1, including, without limitation, the Company's indemnification obligations set forth in this Agreement, shall not be limited by such insurance policies nor by the recovery of any amounts thereunder, except to the extent necessary to avoid duplicative recovery from or payment by the Company.

10.2     Liability and Indemnity

         10.2.1 No Liability for Damages. In accordance with Section 635A of the Cable Act (47 U.S.C. ss. 555a), the Franchising Authority, its officers, employees, agents, attorneys, consultants and independent contractors shall have no liability to the Company, arising from the regulation of Cable Service or from a decision of approval or disapproval with respect to a grant, renewal, transfer, or amendment of a franchise. Any relief to the extent such relief is required by any other provision of Federal, State, or local law, shall be limited to injunctive relief and declaratory relief.

         10.2.2 Indemnification of the Franchising Authority. Except for acts of willful misconduct by the City, its officers, employees, agents, attorneys, consultants or independent contractors, the Company and each Affiliated Person shall: (I) defend, indemnify, and hold harmless the Franchising Authority, its officers, employees, agents, attorneys, consultants and independent contractors from and against all liabilities, special, incidental, consequential, punitive, and all other damage, cost, and expense (including reasonable attorneys' fees) arising out of or in connection with: (a) the award of this Franchise; (b) the construction, operation, maintenance, repair, upgrade or removal by the

Company or its contractors, agents or affiliates of, or any other action or event by the Company or its contractors, agents or affiliates with respect to, the System or any activity or function associated with the production or distribution of any Service over the System; or (c) the distribution of any Service over the System; and (ii) cooperate with the Franchising Authority, by providing such nonfinancial assistance as may be requested by the Franchising Authority, in connection with any claim arising out of or in connection with the selection of franchisees for, or the negotiation or award of, this Agreement.

         SECTION 11
         MISCELLANEOUS

11.1 Controlling Authorities. This Agreement is made with the understanding that its provisions are controlled by the Cable Act, other federal laws, state laws, and all applicable locals laws, ordinances, and regulations.

11.2 Appendices. The Appendices to this Agreement, attached hereto, and all portions thereof and exhibits thereto, are, except as otherwise specified in such Appendices, incorporated herein by reference and expressly made a part of this Agreement.

11.3. Nonexclusive Franchise. The Franchise is nonexclusive. Nothing in this Agreement shall affect the right of the Franchising Authority to grant to any Person, or to itself, a franchise, consent, or right to occupy and use the Streets, or any part thereof, for the construction, operation, or maintenance of all or any part of a Communications System within the Franchise Area or for any other purpose.

11.4 Enforceability of Agreement; No Opposition. By execution of this Agreement, the Company pledges it will not assert in any manner at any time or in any forum that the terms and conditions of this Agreement, the Franchise, or the processes and procedures pursuant to which this Agreement was entered into and the Franchise was granted are not valid or are not consistent with the applicable law in existence on the Effective Date. Nothing herein shall be interpreted as a waiver by the Company of any rights it might have under any new federal or State law enacted after the Effective Date.

11.5 Entire Agreement. This Agreement, including all Appendices, embodies the entire understanding and agreement of the Franchising Authority and the Company with respect to the subject matter hereof and merges and supersedes all prior representations, agreements, and understandings, whether oral or written, between the Franchising Authority and the Company with respect to the subject matter hereof, including, without limitation, all prior drafts of this Agreement and any Appendix to this Agreement and any and all written or oral statements or representations by any official, employee, agent, attorney, consultant or independent contractor of the Franchising Authority or the Company. All ordinances or parts of ordinances or other agreements between the Company and the City that are in conflict with the provisions of this Agreement are hereby declared invalid and superseded.

11.6 Notices. All notices shall be in writing and shall be sufficiently given and served upon the other party by first class mail, registered or certified, return receipt requested, postage prepaid, and addressed as follows:

THE FRANCHISING AUTHORITY:
Columbus Consolidated Government
Office of the City Manager
PO Box 1340
Columbus, Georgia 31902-1340

WITH A COPY TO:
Columbus Consolidated Government
Finance Department
Office of the Finance Director
PO Box 1340
Columbus, Georgia  31902-1340

COMPANY:
KNOLOGY of Columbus, Inc.
PO Box 510
West Point, Georgia  31833


11.7 Additional Representations and Warranties. In addition to the representations, warranties, and covenants of the Company to the Franchising Authority set forth elsewhere herein, the Company represents and warrants to the Franchising Authority and covenants and agrees (which representations, warranties, covenants and agreements shall not be affected or waived by any inspection or examination made by or on behalf of the Franchising Authority) that, as of the Effective Date:

         11.7.1 Organization, Standing and Authorization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly authorized to do business in the State of Georgia and in the Franchise Area.

         11.7.2 Compliance with Law. The Company is in substantial compliance with all laws, ordinances, decrees and governmental rules and regulations applicable to the System and has obtained all government licenses, permits, and authorizations necessary for the operation and maintenance of the System.

11.8 Maintenance of System in Good Working Order. Until the termination of this Agreement and the satisfaction in full by the Company of its obligations under this Agreement, in consideration of the Franchise, the Company agrees that it will maintain all of the material properties, assets and equipment of the System, and all such items added in connection with any upgrade, in good repair and proper working order and condition throughout the term of this Agreement.

11.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted transferees and assigns. All of the provisions of this Agreement apply to the Company, its successors, and assigns.

11.10 No Waiver; Cumulative Remedies. No failure on the part of the Franchising Authority or the Company to exercise, and no delay in exercising, any right or remedy hereunder including, without limitation, the rights and remedies set forth in Section 9 of this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other right or remedy, all subject to the conditions and limitations established in this Agreement. The rights and remedies provided herein including, without limitation, the rights and remedies set forth in
Section 9 of this Agreement, are cumulative and not exclusive of any remedies provided by law, and nothing contained in this Agreement shall impair any of the rights or remedies of the Franchising Authority under applicable law, subject in each case to the terms and conditions of this Agreement.

11.11 Severability. If any section, subsection, sentence, clause, phrase, or other portion of this Agreement is, for any reason, declared invalid, in whole or in part, by any court, agency, commission, legislative body, or other authority of competent jurisdiction, such portion shall be deemed a separate, distinct, and independent portion. Such declaration shall not affect the validity of the remaining portions hereof, which other portions shall continue in full force and effect.

11.12 No Agency. The Company shall conduct the work to be performed pursuant to this Agreement as an independent contractor and not as an agent of the Franchising Authority.

11.13 Governing Law. This Agreement shall be deemed to be executed in the City of Columbus, State of Georgia, and shall be governed in all respects, including validity, interpretation and effect, and construed in accordance with, the laws of the State of Georgia, as applicable to contracts entered into and to be performed entirely within that State.

11.14 Survival. All representations and warranties contained in this Agreement shall survive the term of the Agreement.

11.15 Claims Under Agreement. The Franchising Authority and the Company, agree that, except to the extent inconsistent with Section 635 of the Cable Act (47 U.S.C. SS. 555), any and all claims asserted by or against the Franchising Authority arising under this Agreement or related thereto shall be heard and determined either in a court of the United States ("Federal Court") located in Georgia or in a court of the State of Georgia of appropriate jurisdiction. To effectuate this Agreement and intent, the Company agrees that if the Franchising Authority initiates any action against the Company in Federal Court or in a Georgia court, service of process may be made on the Company through registered or certified mail, return receipt requested, delivered to the Company's agent for service of process as registered with the Georgia Secretary of State's Office.

11.16 Modification. Except as otherwise provided in this Agreement, any Appendix to this Agreement, or applicable law, no provision of this Agreement nor any Appendix to this Agreement, shall be amended or otherwise modified, in whole or in part, except by an instrument, in writing, duly executed by the Franchising Authority and the Company, which amendment shall be authorized on behalf of the Franchising Authority through the adoption of an appropriate resolution or order by the Franchising Authority, as required by applicable law.

11.17 Police Power The Franchising Authority expressly reserves the right to exercise the full scope of its municipal powers, including both its police power and contracting authority, to promote the public interest and to protect the health, safety and welfare of the citizens of Columbus Consolidated Government.

IN WITNESS WHEREOF, the party of the first part, by its City Manager, thereunto duly authorized by the City Council of said Franchising Authority, has caused the corporate name of said Franchising Authority to be hereunto signed and the corporate seal of said Franchising Authority to be hereunto affixed and the Company, the party of the second part, by its officers thereunto duly authorized, has caused its name to be hereunto signed and its seal to be hereunto affixed as of the date and year first above written.


FRANCHISING AUTHORITY:
Columbus Consolidated Government


By /s/ Carmen J. Cavezza
Name:  Carmen J. Cavezza
Title: City Manager
(Seal)

Attest:  /s/ Tiny B. Washington


CABLE COMPANY:
KNOLOGY of Columbus, Inc.

By /s/ Felix L. Boccucci
Name:  Felix L. Boccucci, Jr.
Title: Vice President
(Seal)

Attest:  /s/ Dixie B. Noles

                                   APPENDIX A

DEFINED TERMS

For purposes of the Agreement to which this Appendix A is appended, the following terms, phrases, words, and their derivations shall have the meanings set forth herein, unless the context clearly indicates that another meaning is intended.

"Abandonment" means: (I) the cessation, by act or failure to act of the Company of the provision of all, or substantially all, of the Services then being provided over the System to Subscribers or the Franchising Authority for twenty-four (24) or more consecutive hours, except if due to an event beyond the control of the Company; or (ii) the completion of any action described in
Section 8.1 or 8.2 of the Agreement without the prior written consent of the Franchising Authority.

"Affiliated Person" means each Person who falls into one or more of the following categories: (I) each Person having, directly or indirectly, a Controlling Interest in the Company; (ii) each Person in which the Company has, directly or indirectly, a Controlling Interest; (iii) each officer, director, general partner, limited partner holding an interest of twenty-five percent (25%) or more, joint venturer or joint venture partner, of the Company; and
(iv) each Person, directly or indirectly, Controlling, Controlled by, or under common Control with, the Company; provided that "Affiliated Person" shall in no event mean the Franchising Authority, the entity, if any, administering some or all of the Access Channels, any limited partner holding an interest of less than twenty-five percent (25%) of the Company, or any creditor of the Company solely by virtue of its status as a creditor and which is not otherwise an Affiliated Person by reason of owning a Controlling Interest in, being owned by, or being under common ownership, common management, or common Control with, the Company.

"Agreement" means the Agreement to which this Appendix A is appended, together with all Appendices attached thereto and all amendments or modifications thereto.

"Basic Service" means any Service tier which includes the retransmission of local television broadcast signals and any equipment or installation used in connection with Basic Service.

"Cable Act" means Title VI of the Communications Act of 1934, as amended, 47 U.S.C. (oo) 521 et seq.

"Communications System" means a "cable system" as defined in the Cable Act.

"Cable Service" means:  cable service as defined in the Cable Act.

"Channel" means a "channel" or "cable channel" as defined  in the Cable Act.

"Company" means KNOLOGY of Columbus a corporation duly organized and validly existing under the laws of the State of Delaware, whose principal place of business is located at 1241 O. G. Skinner Drive, West Point, Georgia 31833.

"Control" or "Controlling Interest" means actual working control in whatever manner exercised, including, without limitation, working control through ownership, management, debt instruments, or negative control, as the case may be, of the System, the Franchise or the Company.

"FCC" means the Federal Communications Commission, its designee, or any successor thereto.

"Franchise Area" means the territory embraced within the total area of Muscogee County, with the exception of Bibb City and Ft. Benning, as the same may be now or hereafter fixed and established by law, including any areas annexed by the Franchising Authority during the term of the Franchise as determined by the Franchising Authority.

"Franchising Authority" means Columbus Consolidated Government, or the City of Columbus, Georgia, or, as appropriate in the case of specific provisions of this Agreement, any board, bureau, authority, agency, commission, department of, or any other entity of or acting on behalf of, Columbus Consolidated Government or the City of Columbus, Georgia, or any officer, official, employee, or agent thereof, any designee of any of the foregoing, or any successor thereto.

"Gross Revenue" means all revenue, including advertising revenue, which is received, directly or indirectly, by the Company, by any Affiliated Person, and any other Person from or in connection with the distribution of any Service on the System or the provision of any Cable Service related activity in connection with the System.

"Pay Service" means any Cable Service offered on a per Channel or per program basis.

"Person" means any natural person or any association, firm, partnership, joint venture, corporation, or other legally recognized entity, whether for-profit or not-for-profit, but shall not mean the Franchising Authority.

"Responsible Franchising Official" means the body, organization or official to whom the applicable rights or obligations have been delegated by the Franchising Authority pursuant to applicable law.

"Service" means any Cable Service only, including any Basic Service, including the provision of any equipment and any installation of equipment or facilities and monthly use thereof, whether originated by the Company or any other Person, which is offered to any Person in conjunction with, or distributed over, the System, but does not include services other than Cable Service.

"Signal" means any transmission of radio frequency energy or of optical information.

"Streets" means the surface of, and the space above and below, any and all streets, avenues, highways, boulevards, concourses, driveways, bridges, tunnels, parks, parkways, waterways, docks, bulkheads, wharves, piers, public grounds and public places or waters within and belonging to the Franchising Authority and any other property within the Franchise Area to the extent to which there exist public easements or public rights of way.

"Subscriber" means any Person lawfully receiving any Service provided by the Company by means of or in connection with the System, whether or not a fee is paid for such Service.

"Subscriber Network" means that portion of the System over which Services are provided primarily to residential Subscribers.

"System" means the Communications System which is to be constructed, operated, maintained and upgraded, as necessary, by the Company pursuant to this Agreement, including, without limitation, all real property, all tangible and intangible personal property, buildings, offices, furniture, Subscriber lists, cables, amplifiers and all other electronic devices used in connection therewith and all rights, contracts and understandings with regard to any matter related thereto.

                                   APPENDIX B

SYSTEM CHARACTERISTICS

The cable System serving Subscribers in the Columbus Consolidated Government Franchise Area is currently being rebuilt. The completed System capacity is 750MHz. The Company currently provides and shall provide a minimum of 80 activated downstream Channels of programming and will launch over 80 additional activated downstream Channels by June of 1999. The government access Channel is presently connected via fiber routed through the Company's hub on 14th street to the Company's headend. From there it is distributed to all KNOLOGY Subscribers. During the term of the Agreement, the Company will provide the Franchising Authority with the capability to override the audio and video signals on the cable System in the event of a local emergency. (Additional System details are included in the following 2 pages.)

               Headend, Hub and Production Facilities Information

The address of the Headend and satellite reception site is:
KNOLOGY of Columbus, Inc.
1701 Boxwood Place
Columbus, Georgia 31906

THE SUBSCRIBER NETWORK USES STANDARD CHANNELIZATON. THE SYSTEM DOES NOT CARRY FM SIGNALS

PAY-PER-VIEW PROGRAMMING is ordered by the customer via a toll free telephone call to Telecorp. Telecorp is directly connected to our billing system which is real-time interfaced to our Scientific Atlanta system Manager 10 addressable controller. The customer is then authorized for the next event they wish to view. The same process occurs if the customer calls directly into our office during business hours.

THERE ARE NO INSTITUTIONAL NETWORK FACILITIES AT THE HEADEND OR HUBS. There is, however, an active fiber connection for the government access channel presently in operation. The government facility on 10th avenue is connected via a fiber route through our hub on 14th street to our headend.

TODAY WE ARE NOT REQUIRED TO PROVIDE EAS. However, in anticipation of a federal requirement to do so in December, we have ordered an encoder to provide the required signal to our headend. The encoder, when notified of an emergency will make a connection to our IRIS video switcher which will over ride all channels for a prescribed length of time. The length of video and audio over ride will be preprogrammed by KNOLOGY with instructions to tune to another channel for more details. This channel could be any designated channel. There are no plans to over ride the local broadcast channels since this would be redundant, and a possible interruption of an already existing emergency alert broadcast. The above statements pertaining to EAS are believed to be consistent with FCC rules and regulations.

STATUS MONITORING IN THE SYSTEM is accomplished with a DFMS (Digital Fiber Monitoring System) for the SONET ring and Cornerstone HDT (Host Digital Terminal). A Network Operation Center, which is manned 24 hours by 7 days gathers alarms and dispatches appropriate personnel to repair in the event of a fault. Devices are also being installed at selected customer homes that permit monitoring to the customer level. These devices will be used for the purpose of monitoring and identifying potential problems in the system. It has been proven by KNOLOGY that where these devices have been deployed the reliability of our network has increased.
Furthermore, the system has been developing monitoring technology with Superior Electronics which will monitor our node, power supplies, lasers and receivers in our headend and hubs, as well as other selected components at these locations. Once this system is operational, we will have protected electronics switching capabilities for our lasers and receivers. The Nodes already have these protected electronics in them and we are in the process of installing them in the hubs. Please refer to the Operation Support System later in this technical profile.

The Hub addresses are:
Hub 1 1515 49th Street, Columbus, Georgia
Hub 2 3701 Weems Road, Columbus, Georgia

HUB INTERCONNECTIONS ARE VIA FIBER OPTICS. Conventional NTSC analog signals are routed to the hubs via distributed feedback lasers. The signals, while presently routed redundantly, will be capable of being automatically switched in the event of a fiber cut or a laser or receiver failure. Data signal travel on the SONET ring to the hubs and are currently operating in a self-healing mode.

THE TOWER IS LOCATED AT THE HEADEND. There is no remote reception site, nor is reception needed at the hubs. The tower is a 100-foot self-supporting Rohn tower, which today is used solely for broadcast off air reception of television signals. There are no lighting requirements due to tower height and distance from airport.

Standby powering for the headend and hubs is accomplished via natural gas Onan generators. The headend uses a 100KW generator and the hubs utilize 20KW generators. NORTEL MFA 150's provide UPS power for continuous 48-volt operation. 12KW 120 volt UPS provide uninteruptable AC protection for the hubs, and a 40KW unit provides AC protection for the headend.

Fiber Optics is presently in use between the headend, hubs and nodes. The use of fiber optics is necessary for KNOLOGY to meet its design criteria. The downstream spectrum is operational pursuant to the frequency spectrum allocation plan. The upstream spectrum is operational pursuant to the frequency spectrum allocation plan. In addition to the operation of conventional NTSC signals, data signals are presently transmitted in approximately 8MHz of upstream and downstream spectrum.

Local Origination and PEG channels are not required, with the exception of a public and government access channel in use full time. In addition, a channel has been set aside for the use of Troy State University. Programming for this channel is obtained through a direct fiber link to the campus via Phenix City Cable. Troy State expects to install lasers and receivers in the immediate future, thereby permitting activation of this channel.

Currently, there are no operating interconnection(s) facilities with other cable operators. With the exception of the link referenced above.

Distribution System
The KNOLOGY HFC system is approximately 291 plant miles and the acquired coax system is an additional 200 miles. The number of parallel cables is running at ratio of approximately 30%. The activated downstream is 50 to 750 MHz in 290 miles of coax plant and 50 to 550 MHz in approximately 200 miles of coax plant. The number of activated downstream NTSC television channels is 80. No signals are carried in the FM band. The upstream activated spectrum is 5-40 MHz in approximately 290 miles of plant. The largest number of trunk amplifiers in cascade is 12 at it is in the acquired 550 MHz plant. The largest number of line extenders in cascade is 4 at it is in the acquired 550 MHz plant. The acquired system represents approximately 200 miles of plant. Cable powering in the acquired 550 MHz plant is standby 2 and 3 battery units providing about
1 1/2 hours of battery backup. These power supplies are fero-resonant 60-volt units. The power supplies in the 750 MHz plant are 87 volt unity wave power supplies which will provide 6 to 8 hour backup in the 1500 watt unit and provide continuous backup in the 3000 watt version via a natural gas generator.

                                   APPENDIX C

GENERAL REQUIREMENTS FOR WORK ON THE SYSTEM

Licenses and Permits

The Company shall have the sole responsibility for diligently obtaining, at its own cost and expense, all permits, licenses, or other forms of approval or authorization necessary to construct, operate, maintain, repair or upgrade the System, or any part thereof, prior to commencement of any such activity.

New Grades or Lines

If the grades or lines of any Street within the Franchise Area are changed at any time during the term of the Agreement, then the Company shall, at its own cost and expense and upon the request of the Franchising Authority, protect or promptly alter or relocate the System, or any part thereof, so as to conform with such new grades or lines. In the event that the Company refuses or neglects to so protect, alter, or relocate all or part of the System, the Franchising Authority shall have the right to break through, remove, alter, or relocate all or any part of the System without any liability to the Company and the Company shall pay to the Franchising Authority the costs incurred in connection with such breaking through, removal, alteration, or relocation.

Protect Structures

In connection with the construction, operation, maintenance, repair, upgrade, or removal of the System, the Company shall, at its own cost and expense, protect any and all existing structures belonging to the Franchising Authority and all designated landmarks. The Company shall obtain the prior approval of the Franchising Authority before altering any water main, sewerage or drainage system, or any other municipal structure in the Streets required because of the presence of the System in the Streets. Any such alteration shall be made by the Company, at its sole cost and expense, and in a manner prescribed by the Franchising Authority. The Company agrees that it shall be liable, at its own cost and expense, to replace or repair and restore to serviceable condition, in a manner as may be specified by the Franchising Authority, any Street or any municipal structure involved in the construction, operation, maintenance, repair, upgrade or removal of the System that may become disturbed or damaged as a result of any work thereon by or on behalf of the Company pursuant to the Agreement.

No Obstruction

In connection with the construction, operation, maintenance, repair, upgrade, or removal of the System, the Company shall not obstruct the Streets, subways, railways, passenger travel, river navigation, or other traffic to, from, or within the Franchise Area without the prior consent of the appropriate authorities.

Movement of Wires

The Company shall, upon prior written notice by the Franchising Authority or any Person holding a permit to move any structure, temporarily move its wires to permit the moving of said structure. The Company may impose a reasonable charge on any Person other than the Franchising Authority for any such movement of its wires.

Safety Precautions

The Company shall, at its own cost and expense, undertake all necessary and appropriate efforts to prevent accidents at its work sites, including the placing and maintenance of proper guards, fences, barricades, watchmen, and suitable and sufficient lighting.

Moving Wires

The Franchising Authority may, at any time, in case of fire, disaster, or other emergency, as determined by the Franchising Authority, in its sole discretion, cut or move any of the wires, cables, amplifiers, appliances, or other parts of the System, in which event the Franchising Authority shall not incur any liability to the Company, any Affiliated Person or any other Person. When possible, the Company shall be consulted prior to any such cutting or movement of its wires and be given the opportunity to perform such work itself. All costs to repair or replace such wires, cables, amplifiers, appliances or other parts of the System shall be borne by the Company.

                                   APPENDIX D


RATES, TERMS AND CONDITIONS

Basic Service

[to be inserted; could be satisfied by rate card]


Pay Service

[to be inserted; could be satisfied by rate card]


Equipment and Installation

[to be inserted; could be satisfied by rate card]

                              KNOLOGY OF COLUMBUS
                        SERVICE AND INSTALLATION PRICES
                           (EFFECTIVE AUGUST 1, 1998)


BASIC SERVICE

Basic Service (Channels 322)                            $ 6.83
Expanded Basic (Channels 2379)                          $16.78
                                                        ------
Total Basic                                             $23.61

"MULTICHOICE" PREMIUM CHANNELS
(available with addressable converter only)


If you have HBO you'll be given HBO2 at no additional charge plus HBO3 is free to all HBO subscribers who have an additional premium channel.

If you have Cinemax you will automatically receive Cinemax 2 at no additional charge.


PREMIUM SERVICES: A La Carte Rates

HBO                                                    $10.95
Cinemax                                                $ 9.95
Showtime                                               $ 6.95
The Movie Channel                                      $ 6.95
STARZ and Encore                                       $ 7.50
Encore                                                 $ 1.95
Pay-Per-View (per movie, events vary)                  $ 3.95
Set Top Converter                                      $ 3.00


OLOVISION DIGITAL TV*

Tier1                                                  $ 3.00
Tier2                                                  $ 3.00
Movies                                                 $ 2.95
Adult                                                  $ 5.95
Installation                                           $ 9.95
Basic                                                  $12.95
Additional Converters                                  $12.95
Spare Remotes                                          $ 3.00


* All rates shown are monthly rates exclusive of equipment, taxes and franchise fees

                              KNOLOGY OF COLUMBUS
                        SERVICE AND INSTALLATION PRICES
                           (EFFECTIVE AUGUST 1, 1998)


INSTALLATION RATES
------------------

New Installation*
-----------------
Initial Outlet                                    $29.95
Additional Outlet (same trip)                     $ 9.95
Additional Outlet (separate trip)                 $19.95
Transfer of Service                               $19.95
Wall Fish (ea)                                    $25.00


Reconnections/Upgrades
----------------------

Reconnect Fee                                     $19.95
Activate Existing Outlet                          $ 9.95
Trip Charge                                       $10.00
Premium Upgrade                                   $ 5.00
Relocate Outlet                                   $19.95




EQUIPMENT CHARGES
-----------------

Addressable Converter                             $ 3.00


*KNOLOGY is currently waving Installation Charges

                                   APPENDIX E

CUSTOMER SERVICE STANDARDS


The Company ("cable operator") shall be subject to the following customer service standards. Nothing herein shall be interpreted to preclude the Company from adopting customer service standards that exceed the requirements set forth below in this Appendix E.

SECTION 1 -- OFFICE HOURS AND TELEPHONE AVAILABILITY

1.0      Cable System Office Hours and Telephone Availability.

1.1 The cable operator will maintain a local, toll-free or collect call telephone access line which will be available to its Subscribers 24 hours a day, seven days a week.

(a) Trained Company representatives will be available to respond to customer telephone inquiries during normal business hours.

(b) After normal business hours, the access line may be answered by a service or an automated response system, including an answering machine. Inquiries received after normal business hours must be responded to by a trained Company representative on the next business day.

1.2 Under normal operating conditions, telephone answer time by a customer representative, including wait time, shall not exceed thirty (30) seconds when the connection is made. If the call needs to be transferred, transfer time shall not exceed thirty (30) seconds. These standards shall be met no less than ninety (90) percent of the time under normal operating conditions, measured on a quarterly basis.

1.3 The operator will not be required to acquire equipment or perform surveys to measure compliance with the telephone answering standards above unless an historical record of complaints indicates a clear failure to comply.

1.4 Under normal operating conditions, the customer will receive a busy signal less than (3) percent of the time.

1.5 Customer service center and bill payment locations will be open at least during normal business hours and will be conveniently located in the County in which the Franchising Authority is located.


SECTION 2 -- INSTALLATIONS, OUTAGE CORRECTION AND
CUSTOMER SERVICE CALLS

2.0 Installations, Outages and Service Calls. Under normal operating conditions, each of the following four standards will be met no less than ninety five (95) percent of the time measured on a quarterly basis:

2.1 Standard installations will be performed within seven (7) business days after an order has been placed. "Standard" installations are those that are located up to 125 feet from the existing distribution System.

2.2 Excluding conditions beyond the control of the operator, the cable operator will begin working on "Service interruptions" promptly and in no event later than 24 hours after the interruption becomes known. The cable operator must begin actions to correct other service problems the next business day after notification of the service problem.

2.3 The "appointment window" alternatives for installations, service calls, and other installation activities will be either a specific time or, at maximum, a four-hour time block during normal business hours. (The operator may schedule service calls and other installation activities outside of normal business hours for the express convenience of the customer.)

2.4 An operator may not cancel an appointment with a customer after the close of business on the business day prior to the scheduled appointment.

2.5 If a cable operator representative is running late for an appointment with a customer and will not be able to keep the appointment as scheduled, the customer will be contacted. The appointment will be rescheduled, as necessary, at a time which is convenient for the customer.

2.6 The cable operator's failure to correct outages or to make repairs within the stated time periods shall be excused in the following circumstances:

(a) if the cable operator could not obtain access to the customer's premises; or

(b) if the Franchising Authority, acting reasonably, agrees with the cable operator that correcting such outages or making such repairs was not reasonably possible within the allotted time period.


SECTION 3 -- CUSTOMER COMMUNICATIONS, NOTICES AND BILLING

3.0      Communications Between Cable Operators and Cable Subscribers.

3.1      Notifications to Subscribers.

(a) The cable operator shall provide written information on each of the following areas at the time of installation of Service, at least annually to all Subscribers, and at any time upon request:

(1)      Products and Services offered;

(2) Prices and options for programming Services and conditions of subscription to programming and other Services;


(3)      Installation and Service maintenance policies;

(4)      Instructions on how to use the Cable Service;

(5)      Channel positions programming carried on the System; and

(6) Billing and complaint procedures, including the address and telephone number of the local Franchise Authority's cable office.

(b) Customers will be notified of any changes in rates, programming Services or Channel positions as soon as possible using any reasonable means at the Company's sole discretion. Notice must be given to Subscribers a minimum of thirty (30) days in advance of such changes if the change is within the control of the cable operator. In addition, the cable operator shall notify Subscribers thirty (30) days in advance of any significant changes in the other information required by the preceding paragraph.

3.2      Billing.

(a) Bills will be clear, concise and understandable. Bills must be fully itemized, with itemizations including, but not limited to, basic and premium Service charges and equipment charges. Bills will also clearly delineate all activity during the billing period, including optional charges, rebates and credits.

(b) In case of a billing dispute, the cable operator must respond to a written complaint from a Subscriber within 30 days.

3.3 Refunds. Refund checks will be issued promptly, but no later than either:

(a) The customer's next billing cycle following resolution of the request or thirty (30) days, whichever is earlier, or

(b) The return of the equipment supplied by the cable operator if Service is terminated.

3.4 Credits. Credits for Service will be issued no later than the customer's next billing cycle following the determination that a credit is warranted.


SECTION 4 -- CUSTOMER COMPLAINTS

4.0      Complaints.

4.1 Complaints for purposes of this Agreement, "complaint" shall mean any written communication by a Subscriber or oral communication by a Subscriber reduced to writing, including to a computer form, expressing dissatisfaction with any nonprogramming aspect of the cable operator's business or operation of the System.

4.2      Referral of Complaints from the Franchising Authority to the Company.

(a) If the Franchising Authority is contacted directly about a complaint concerning the cable operator, the Franchising Authority shall notify the Company.

(b) Within seven (7) business days after being notified about the complaint, the Company shall issue to the Franchising Authority a report detailing the investigation thoroughly, describing the findings, explaining any corrective steps which are being taken and indicating that the Person who registered the complaint has been notified of the resolution.

4.3 Complaint Records. The cable operator shall maintain complaint records, which shall record the date a complaint is received, the name and address of the affected Subscriber, a description of the complaint, the date of the resolution, a description of the resolution and an indication of whether the resolution was appealed


SECTION 5 --  CREDITS

5.0 Grounds. As a result of the cable operator's failure to comply with these customer service standards, the cable operator shall provide to each affected Subscriber or potential Subscriber, as applicable, the following credits:

5.1 for a failure of the cable operator's crew to arrive at the Subscriber's premises within the promised period for any installation Service as provided in this Appendix, a credit equal to free installation;

5.2 for a failure of the cable operator to complete installation of Service within the scheduled time period provided for in this Appendix, unless otherwise excused, a credit equal to free installation;

5.3 for a "Service interruption" as defined in this Appendix or for any other Service problem which remains unrepaired for more than forty-eight (48) hours after either the cable operator receives from the Subscriber a request for repair service (provided that, to the extent access to the Subscriber's premises is required to effect such repair, the Subscriber has granted the cable operator such access) or the cable operator learns of such problem, upon Subscriber request a minimum credit in an amount equal to one-thirtieth (1/30) times the total bill for Cable Services of such Subscriber for the preceding billing period, for each twenty-four (24) hour period during which such reception problem persists for at least four (4) hours;

5.4 for a failure of the cable operator's crew to arrive to correct any outage or make any repair during the stated time period, as specified in this Appendix (except where such failure is excused by

KNOLOGY of Columbus
City of Columbus Georgia
Q4 - 1998 Franchise Computation


                                                October       November       December         Q4
Item of Revenue                                  1998           1998           1998          Total
---------------                               ----------     ----------     ----------     ---------

Basic Service                                    347,162        372,329        372,755     1,092,246
Premium Channels                                  92,659        103,126        108,822       304,607
Pay-Per-View                                       8,804         10,488         12,376        31,668
Misc Program Revenue                               1,251          3,954           (355)        4,851
Reconnection Charges                                 136              0            229           365
Lost/Stolen Remotes                                   75            (19)           737           792
Installation Revenue                               3,286          3,616          6,432        13,334
Converter Box Rental                              32,238         34,297         35,644       102,178
Late Payment Penalties                            20,270         20,770         24,665        65,705
Line Assurance                                     2,070          1,929          1,897         5,895
Cable Guides                                       3,517          3,054          3,143         9,714
Lease/Rental of Facilities                        10,393         10,420         10,448        31,261
Franchise Fee Revenue                             25,361         26,560         26,472        78,392
Programming Rebates                                    0         19,984         57,408        77,393
Home Shopping Commissions                          2,228            502          3,507         6,236
Advertising Revenues                                   0              0              0             0
Disc. Credit Allow                               (21,183)       (51,352)       (34,868)     (107,403)
Cable Modem Services                               7,994          9,528         14,162        31,684
Modem Rental                                       1,834          2,231          2,449         6,514
Modem Installation                                     0          1,489              0         1,489
                                              ------------------------------------------------------
Total Revenue                                    538,094        572,905        645,923     1,756,922

Less: Revenue not subject to Franchise Fees
Installation Revenue                               3,286          3,616          6,432        13,334
                                              ------------------------------------------------------
Total Revenue not subject to Franchise Fees        3,286          3,616          6,432        13,334
Total Revenue subject to Franchise Fees          534,809        569,289        639,491     1,743,589
Franchise Fee Calc (5% of Total Revenue)       26,740.43      28,464.46      31,974.54     87,179.43

Check Figures:
Net Cable Revenue off Income Stmt                528,267        559,657        629,312     1,717,235
Net Modem Revenue off Income Stmt                  9,828         13,248         16,611        39,687
                                              ------------------------------------------------------
Total Revenue for Franchise Calc                 538,094        572,905        645,923     1,756,922
                                              ======================================================
Variance                                               0              0              0             0

this Appendix or except where such crew is no longer required due to a repair effected in a nearby portion of the System, in which case the Subscriber shall be notified by telephone that a visit to such Subscriber's residence is no longer necessary), a credit in an amount equal to the total number of days such Subscriber does not have Service; and

5.5 for the improper termination of Service to a Subscriber, free reconnection and a credit in an amount equal to all charges billed to such Subscriber for the period such Subscriber does not have Service.


SECTION 6 -- FAILURE TO COMPLY WITH THESE REQUIREMENTS

6.0      Material Requirements


6.1 Subject to the due process procedures set forth in Section 9 of this Agreement, the Company agrees that substantial failure to comply with any material requirement set forth in these customer service standards shall constitute a failure to comply with a material provision of this Agreement.

6.2 Liability for Contractors'/Subcontractors' Failure to Comply. If the Company fails to take reasonable steps to ensure that its contractors, subcontractors or agents abide by these customer service standards, the Company shall be liable for any breach of these customer service standards committed by its contractors, subcontractors, or agents just as if the Company itself had committed the breach.


SECTION 7 -- DEFINITIONS

7.0      Definitions.

7.1 Normal Business Hours. The term "normal business hours" means those hours during which most similar businesses in the community are open to serve customers. In all cases, "normal business hours" must include some evening hours at least one night per week and/or some weekend hours.

7.2 Normal Operating Conditions. The term "normal operating conditions" means those service conditions which are within the control of the cable operator. Those conditions which are not within the control of the cable operator include, but are not limited to, natural disasters, civil disturbances, power outages, telephone network outages, and severe or unusual weather conditions. Those conditions which are ordinarily within the control of the cable operator include, but are not limited to, special promotions, pay-per-view events, rate increases, regular peak or seasonal demand periods, and maintenance or upgrade of the Communications System.

7.3 Service Interruption. The term "Service interruption" means the loss of picture or sound on one or more cable Channels.

                                   APPENDIX F
                             CABLE REVENUES REPORT

(Please complete with statistics for the most recent franchise fee payment period available and attach a current company rate card indicating all fees, charges, rates etc.)


Local Government                    Columbus
                                    ----------------------------------------

Period Report Covers                0-4 98
                                    ----------------------------------------

Cable Operator                      KNOLOGY of Columbus, Inc.
                                    ----------------------------------------

Number of Subscribers - Total       16,234 Cable   299 Modem
(end of report period)              --------------------------

Franchise Fee Percentage            5%
                                    --------------------------------

                                    # residential subscribers                       16,136
                                                                                 ----------------
                                    # bulk subscribers                                  98
                                                                                 ----------------
                                    # other                                          299 (Modem)
                                                                                 ----------------


                                                     Charge to                    Amount of
                                                   Subscriber per                  Revenue
Residential Subscribers                           Month/Transaction             Report Period

         Basic Service                                       6.83                   1,089,115 --
                                                   ---------------              -------------
         Expanded Basic Service                             16.78                              Combined
                                                   ---------------              -------------
         A la carte (# channels _)                              0                           0 --
                                                   ---------------              -------------
         Premium Channels                            1.95 - 10.95                     304,607
                                                   ---------------              -------------
         Duplicate Premium Channels                             0                           0
                                                   ---------------              -------------
         Pay per view                                        3.95                      31,688
                                                   ---------------              -------------
         Pay per view access charge                             0                           0
                                                   ---------------              -------------
         Converter box rental                                3.00                     102,178
                                                   ---------------              -------------
         Converter box sale                                     0                           0
                                                   ---------------              -------------
         Home wire maintenance                                .99                       5,895
                                                   ---------------              -------------
         Cable guides                                        1.95                       9,714
                                                   ---------------              -------------
         Remote rental                                          0                           0
                                                   ---------------              -------------
         Remote sale                                            0                         792
                                                   ---------------              -------------
         Additional Outlet (per month)                          0                           0
                                                   ---------------              -------------
         Downgrade of service fee                               0                           0
                                                   ---------------              -------------
         Installation charges                               19.95*                     13,334 --
                                                   ---------------              -------------
         Upgrade fee                                         5.00                              Combined
                                                   ---------------              -------------
         Reconnection charges                               19.95                             --
                                                   ---------------              -------------
         Collection Activity fee                                0                           0
                                                   ---------------              -------------
         Advertising revenues                                 N/A                           0
                                                   ---------------              -------------


                            * Currently Being Waved



         Home shopping commissions                            N/A                       6,236
                                                   ---------------              -------------
         Late payment penalties                              5.00                      65,705
                                                   ---------------              -------------
         FM service                                             0                           0
                                                   ---------------              -------------
         DMX service                                          N/A                           0
                                                   ---------------              -------------
         Internet service                           29.95 - 49.95                      31,684
                                                   ---------------              -------------
         Other    Franchise fees                              N/A                      78,392
                                                   ---------------              -------------
                  Taxes
                                                   ---------------              -------------
                  Returned Check Charge
                                                   ---------------              -------------
                  Miscellaneous                    Program Credits                     77,393
                                                   ---------------              -------------
                   (specify)                       Facilities Lease                    31,261
                                                   ---------------              -------------
                                                   Modem Rent $12.00                    6,514
                                                   Modem Install  $49.95                1,489
                                                   Misc. Rev.                           4,851

Bulk Subscribers


         # of Bulk Accounts                                                               98
                                                                                -------------
         Amount of Revenue for report period                                     $  3,131.00
                                                                                -------------

                                                                         Total   $ 1,743,589
                                                                                ------------

--------------------------------------------------------------------------------
Please indicate whether or not the following are deducted from gross receipts prior to computation of the franchise fee payment.



                                                                            Amount
                                                                           Deducted
                                                                            Report
                                                                            Period
Property taxes
                           ----------       ----------                 ----------------
Bad debts
                           ----------       ----------                 ----------------
Unreturned converters
                           ----------       ----------                 ----------------
Unreturned remotes
                           ----------       ----------                 ----------------
NSF check payments
                           ----------       ----------                 ----------------
Business license taxes
                           ----------       ----------                 ----------------
Premium channel
                           ----------       ----------                 ----------------
Charges
                           ----------       ----------                 ----------------
Installation fees           CABLE ONLY                                          (13,334)
                           ----------       ----------                 ----------------
Connection fees
                           ----------       ----------                 ----------------
Reconnection fees
                           ----------       ----------                 ----------------
Deposit fees
         -------------     ----------       ----------                 ----------------
Other
         -------------     ----------       ----------                 ----------------

         -------------     ----------       ----------        ----------------

TOTALS:
Gross Revenue for Report Period                          $ 1,756,922
                                                         -----------
Deduction for Report Period                                   13,334
                                                         -----------
Amount of Franchise fees for Report Period                 87,179.43
                                                         -----------

/s/                                                                3/3/99
-------------------------------------                         -----------------
Signature Company Official Completing Form                          Date

                                   APPENDIX G


Throughout the Franchise term, the Company shall designate one (1) Channel for the use of the Franchising Authority for the Government Access Channel and one
(1) Channel for the Educational Access Channel, which Educational Access Channel shall be allocated to the Muscogee County Board of Education. The Company shall use its best efforts to assign a Channel number for the Government and Educational Channels which is consistent with the Channel numbers assigned to those Channels by other Cable Systems operating in the Franchise Area.

On sixty (60) day's prior written request to the Franchising Authority, on such terms and conditions as the Franchising Authority may in its sole discretion determine and subject to the approval of the Franchising Authority, the Company shall be permitted to use such designated Channel capacity for the provision of other Services if such Channel capacity is not being used by either the Franchising Authority or the Muscogee County Board of Education Such permitted use shall cease upon sixty (60) day's prior written notice from the Franchising Authority to the Company.

                                  ATTACHMENT A
                            KNOLOGY FIBER AGREEMENT

         This Agreement is made and entered into as of the 16th day of March, 1999 by and between the Columbus Consolidated Government, a political subdivision of the State of Georgia (the "City"), and KNOLOGY of Columbus, Inc., a Delaware corporation ("KNOLOGY").

         WHEREAS, KNOLOGY is the "Grantee" of a renewal cable franchise granted by the City on March 16, 1999 (the "Franchise");

         WHEREAS, the City seeks capital support for its public, educational and governmental access facilities and I-Net;

         WHEREAS, pursuant to the Franchise, KNOLOGY operates a Communication System to provide cable television services in the City (the "System");

         WHEREAS, the City desires to obtain the right to use a certain portion of the System's fiber capacity along several routes ("Routes") as described in Exhibit A for the purpose of developing an Institutional Network or I-Net ("I-Net");

         WHEREAS, the Franchise grants KNOLOGY the right to use the City's "Streets" as that term is defined in the Franchise;

         WHEREAS, KNOLOGY desires the right to utilize certain rights-of-way, easements and other rights which are owned by the City, in connection with constructing and installing the I-Net along the Routes;

         WHEREAS, KNOLOGY has agreed to make certain payments to the City in connection with certain proposed operations by the City.

         NOW, THEREFORE, for and in consideration of the promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


1. Fiber Transfer. KNOLOGY hereby transfers all right, title and interest in eight fibers (the "Fibers") to be designated as the City's I-Net, such I-Net to be installed by KNOLOGY by December 31, 1999, in and along the Routes identified in Exhibit A attached hereto. The City recognizes and acknowledges that the City will be responsible for purchasing, leasing, installing, maintaining and operating any and all equipment and electronics necessary for the City to use the Fiber. There will be no charge to the City for the construction or use of the I-Net, or for its installation or maintenance by KNOLOGY provided however, KNOLOGY shall have no obligation to maintain the Fiber after the termination of this Agreement or in the event the Agreement is not renewed. KNOLOGY will be responsible for maintaining and repairing the I-Net, in accordance with its internal procedures and commercially reasonable industry standards. The City agrees that it will not perform any maintenance and repair on the I-Net, without the prior written consent of KNOLOGY. Upon

KNOLOGY's reasonable request, the City agrees to provide reasonable cooperation and non-financial assistance in KNOLOGY's efforts to deploy and construct the I-Net. The City agrees that the equipment and electronics utilized by the City in connection with the I-Net will not interfere with or impair any of the services or facilities owned, leased or operated by KNOLOGY in connection with the System deployed along the Routes. The City agrees that KNOLOGY will have no liability or obligation with respect to the City's use of the I-Net other than as set forth in this Agreement. KNOLOGY makes no representations or warranties, express or implied, regarding the I-Net, including, without limitation, any warranties as to merchantability or fitness for the use intended.

         2. Restrictions on Use. The City agrees that its use of the Fiber shall be restricted to use by the City, its employees or its agents, for internal communications. The City may not use or permit third parties to use, the Fibers to transport communications, broadcast or data services to, or on behalf of, any third party for a fee or other compensation. The restrictions on the City's use of the Fiber under this paragraph 2 shall continue for a period of two years after any termination of this Agreement by the City.

3. Grant of Right-of-Way Rights. During the Term, KNOLOGY shall have the right to use the Streets to install the I-Net on the Routes consistent with the Franchise. During the term, KNOLOGY shall have the continuing right of access to such Streets subject to any limitations under the Franchise for the purpose of constructing operating, inspecting, testing, repairing, maintaining and upgrading the I-Net. The City will give KNOLOGY at least ninety (90) days prior written notice before the City loses its underlying rights with respect to any of the Streets wherein the I-Net is installed. KNOLOGY shall construct and install the Fiber in the Routes in accordance with the Franchise and applicable state and local laws and regulations. In the event the Franchise is terminated, the City agrees that it will not exercise any right under the Franchise to require KNOLOGY to remove the I-Net, including any fiber optic cable containing the I-Net Fiber, from the Routes. In the event that part of the Streets along the Route are eliminated discontinued and closed, Knology shall have no obligation to install, maintain or repair the Fiber along such portions of the Streets.

         4. Payments to the City. KNOLOGY hereby agrees to make the following payments to the City:

         (a) On or before March 8, 1999, KNOLOGY agrees to pay to the City the sum of $150,000. These funds are to be designated as a capital grant to be used in support of the City's public, educational, or government access facilities.

           (b) On or before March 8,1999, KNOLOGY agrees to pay to the City an additional sum of $150,000. These funds are to be designated as a capital grant in support of the implementation of the City's I-Net.

         5. Indemnification. This Agreement shall be governed by the liability and indemnity provisions contained in the Franchise.

         6. Notices. All notices and communications concerning this Agreement shall be delivered in accordance with the terms of the Franchise.

         7. Term. The Term of this Agreement shall commence on the date of this Agreement and shall end upon the termination or expiration of the Franchise; provided, however, that if the Franchise is renewed, this Agreement shall be renewed for a term to coincide with the term of the renewed franchise.

         8. Restrictions against Assignments and Other Transfers. This Agreement shall be governed by the provisions of Section 8 of the Franchise in the event that KNOLOGY seeks a transfer of the Franchise that is subject to
Section 8 of the Franchise.

         9. Miscellaneous. The relationship of the parties hereunder shall always and only be that of independent contractors, and shall not be construed to be a partnership or joint venture. Neither party shall have the right to obligate the other party in any manner, by contract or otherwise. Each party represents that it has the full power and authority to enter into and perform this Agreement and that the person signing this Agreement on behalf of such party has been properly authorized and empowered to enter into this Agreement. In the event any of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the unaffected provisions of this Agreement shall be unimpaired and remain in full force and effect. The City and KNOLOGY shall negotiate in good faith to substitute for such invalid, illegal or enforceable provisions a mutually acceptable provision consistent with the original intention of the parties hereto. This Agreement and the Franchise constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be modified except in writing signed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to conflict of laws and principles.

         10. Breach. KNOLOGY agrees that the City shall have the specific rights and remedies set forth in Section 9 of the Franchise in the event of a breach by KNOLOGY of this Agreement. In the event of any material breach by the City of Paragraph 2 or of its obligation under Paragraph 1 to not utilize equipment and electronics that interfere with or impair any of the services or facilities used by Knology in connection with the System along the Routes, which breach is not cured by the City within ninety (90) days after written notice from Knology, Knology shall have the right to seek injunctive relief from a court of competent jurisdiction requiring the City to cure any such breach.

         11. Additional Fiber. The City acknowledges that at the time KNOLOGY installs the Fibers for the I-Net, KNOLOGY may install a Fiber optic cable that includes the Fiber and additional fiber strands ("Additional Fiber"). Nothing herein prohibits KNOLOGY from using the Additional Fiber to provide Services permitted by the Franchise, subject to all terms and conditions of such Franchise. Such use shall not interfere with the City's use of the I-Net or the City's Fiber.

         12. Technical Requirements. KNOLOGY shall link the City's Fibers to those locations and buildings shown in Exhibit "B" in the manner as designated in Exhibit "B".

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


                                 COLUMBUS CONSOLIDATED GOVERNMENT



                                       By:     /s/ Carmen J. Cavezzi
                                              ---------------------------------
                                       Name:       Carmen J. Cavezzi
                                              ---------------------------------
                                       Title:      City Manager


                                 KNOLOGY OF COLUMBUS, INC.



                                       By:     /s/ Felix Boccurri, Jr.
                                              ---------------------------------
                                       Name:       Felix Boccurri, Jr.
                                              ---------------------------------
                                       Title:      Vice President

INTRODUCED at a regular meeting of the Council of Columbus, Georgia, held on the 9th Day of March, 1999; introduced a second time at a regular meeting held on the 16th Day of March, 1999 and adopted at said meeting by the affirmative vote of ten members of said Council.


         Councilor Allen voting              YES
                                             ---
         Councilor Henderson voting          YES
                                             ---
         Councilor Hunter voting             YES
                                             ---
         Councilor McDaniel voting           YES
                                             ---
         Councilor Poydasheff voting         YES
                                             ---
         Councilor Rodgers voting            YES
                                             ---
         Councilor Smith voting              YES
                                             ---
         Councilor Suber voting              YES
                                             ---
         Councilor Turner voting             YES
                                             ---
         Councilor Woodson voting            YES
                                             ---


/s/ Tiny B. Washington                                /s/ Bobby Peters
------------------------------                       ----------------------
Tiny Washington, Clerk of Council                    Bobby G. Peters, Mayor


This ordinance submitted to the Mayor for his signature, this 16th day of March, 1999.
Sec:  3-202 (1)

/s/ Tiny B. Washington
----------------------
  Clerk of Council


This ordinance received, signed by the Mayor, at 3:40 P.M. on th 17th day of March 1999, and became law at said time received and became effective at 12:00 noon the following day.
sec:  3-202 (2)                              /s/ Tiny B. Washington
                                             ----------------------
                                                Clerk of Council

EXHIBIT A

THEI I-Net ROUTES

(See attached map)

              [MAP - Initial City of Columbus Route Planning map.]

EXHIBIT B


INSTITUTIONAL NETWORK SITES

1011 Cusseta Road
Automotive Shop-Public Services

1140 Cusseta Road
Facilities Maintenance-Public Services

814 Linwood Boulevard
METRA Transit

1905 Third Avenue
Emergency Medical Services

400 Fourth Street
Civic Center

110 Fourth Street
Parks and Recreation Administration

107 41st Street
Comer Auditorium


INSTALLATION: Install inner ducts in existing underground duct running from the Government Center to the remote locations specified. Pull a continuous pair of fiber optic cable through the inner duct from the Information Technology Department 5th Floor of the Government Center to each remote location. Each run to the remote site must be a pair of fiber optic cables to be used with data equipment. Terminate the fiber in an appropriate termination block (furnished by Knology) in an existing enclosure located in the Information Technology Computer Room. Test fiber optic cables with an OTDR.

A. Multi-mode 62.5 fiber optic cable should be OCC Part number GM950801-01 or equivalent.

B. Fiber optic connectors must be Type ST. Cable connectors should be Augat Communication Products part #69203-201G or equivalent.

C. Inner duct should be Duraline Part #G400M10 or equivalent. Inner duct should be terminated into a wall mounted metallic pull box in the basement of the Government Center. Inner duct pulled within a building should be Duraline Part #P400M10 or equivalent suited for use in plenum ceilings. All inner duct ends should be securely terminated into the mating metallic enclosures.